Exhibit 99.1

Climb Global Solutions Appoints Kimberly Boren to Board of Directors

EATONTOWN, N.J., November 7, 2022 – The Board of Directors (the "Board") of Climb Global Solutions, Inc. (NASDAQ:CLMB) (“Climb” or the “Company”), a value-added global IT channel company providing innovative sales and distribution solutions for emerging technology vendors, has appointed Mrs. Kimberly S. Boren to the Board effective November 7, 2022. With the appointment of Boren, Climb's Board of Directors will return to seven members, six of whom are independent under the Nasdaq listing standards. Boren will serve on the Audit Committee and Compensation Committee of the Board of Directors.

Boren brings over 25 years of experience leading and executing finance and accounting functions for both public and private companies. She also has an extensive track record of spearheading M&A transactions. Boren currently serves as the Chief Financial Officer of Learfield’s Paciolan and Sidearm Divisions, where she has led multiple successful acquisitions, integrations, and an international divestiture. Prior to Learfield, she held multiple leadership roles at Experian and Honeywell, and also served as the Chief Financial Officer for AutoWeb (NASDAQ:AUTO).

“Along with an impressive history of public company experience and financial expertise, Kim brings a clear specialty in M&A to Climb,” said Andy Bryant, the Board’s Chair of the Nominating and Corporate Governance Committee. “Her invaluable experience on our board will be instrumental in maintaining Climb’s consistent financial reporting and governance as the Company executes on both its organic and inorganic growth initiatives.”

Boren is a graduate of the Marshall School of Business at the University of Southern California, where she earned a Master of Business Administration degree in Finance.

“Climb has built an impressive and resilient organization over the past 40 years, and I am thrilled to be joining the team as the newest board member,” said Mrs. Boren. “I look forward to leveraging my previous experience and expertise to help guide Climb through its next phase of growth, both domestically and abroad.”

About Climb Global Solutions

Climb Global Solutions, Inc. (NASDAQ: CLMB) is a value-added global IT distribution and solutions company specializing in emerging and disruptive technologies. Climb operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and CloudKnowHow. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting www.climbglobalsolutions.com.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
Drew@ClimbGS.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

CLMB@elevate-ir.com